                                 Exhibit 99(b)


                            FIRST AMENDMENT TO THE
                            ----------------------
                   BOE FINANCIAL SERVICES OF VIRGINIA, INC.
                   ----------------------------------------
                             STOCK INCENTIVE PLAN
                             --------------------

     FIRST AMENDMENT, effective March 24, 2000, to the BOE Financial Services of Virginia, Inc. Stock Incentive Plan (the "Plan"), by BOE Financial Services of Virginia, Inc. (the "Company").

     NOW, THEREFORE, the Plan is amended as follows:

     I. Section 2(b) of the Plan is amended in its entirety to read as follows:

     (b) "Applicable Withholding Taxes" means the minimum aggregate amount of federal, state and local income and payroll taxes that the Company or appropriate Subsidiary is required by law to withhold in connection with any lapse of restrictions on Restricted Stock or any exercise of a Nonstatutory Stock Option.

     II. Section 7(a) of the Plan is amended in its entirety to read as follows:

     (a) Options may be exercised by the Participant giving written notice of the exercise to the Company stating the number of shares the Participant has elected to purchase under the Option. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant (i) may deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by the Company Stock, the amount necessary to pay the exercise price.

     III. Section 13(a) of the Plan is amended in its entirety to read as follows:

     (a) Subject to the provisions of Section 16(b) of the Act and Rule 16b-3, the Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine: (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) whether all or any part of an Incentive Award shall be accelerated upon a Change of Control, (iii) the number of shares of Company Stock to be covered by each Incentive Award, (iv) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to authorize a Participant
     (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes, (xii) the terms and conditions applicable to Restricted Stock awards, (xiii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiv) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xv) notice provisions relating to the sale of Company Stock acquired under the Plan, (xvi) the extent to which information shall be provided to Participants about available tax elections, (xvii) whether and the extent to which a Nonstatutory Stock Option may be transferable by a Participant, and (xviii) the terms and conditions of loans to Participants in connection with an Option exercise. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

     IV.    In all other respects, the Plan is hereby ratified and confirmed.

                          *    *   *   *   *   *   *

     To record the adoption of the Amendment as set forth above, the Company has caused this document to be signed on this 8th day of November, 2000.



                                   BOE Financial Services of Virginia, Inc.


                                   By: /s/ Bruce E. Thomas
                                       --------------------------------
                                       Bruce E. Thomas, Vice President,
                                       Treasurer and Secretary